HUSCH BLACKWELL LLP

February 28, 2025

MacKenzie Realty Capital, Inc.
89 Davis Road, Suite 100
Orinda, CA 94563

Re:  Registration Statement on Form S-3 (File No. 333-283478)

Ladies and Gentlemen:
We have acted as counsel to MacKenzie Realty Capital, Inc., a Maryland corporation (the “Company”), in connection with certain matters of New York law arising out of the issuance and sale of warrants (the “Warrants”) of the Company to purchase up to 1,292,265 shares of common stock, $0.0001 par value per share, covered by the Registration Statement (as defined below), filed with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”).
In rendering this opinion, we have examined:
(a)	a copy of the Securities Purchase Agreement, dated February 28, 2025 (the “SPA”), by and between the Company and a purchaser showing signatures and identified to us as a true copy of the original;
(b)
a copy of the Placement Agency Agreement, dated February 28, 2025 (the “Placement Agent Agreement”), by and between the Company and Maxim Group, LLC showing signatures and identified to us as a true copy of the original;

(c)	a copy of the Warrants showing signatures and identified to us as a true copy of the original;
(d)
a copy of the Charter of the Company, as amended, certified by the State Department of Assessments and Taxation of Maryland as of a recent date and a copy of the Third Amended and Restated Bylaws of the Company, as currently in effect;

(e)
the Company’s registration statement on Form S-3 (Registration No. 333-283478), as amended to date and the documents and reports that have been filed with the Commission and are incorporated by reference therein (the “Incorporated Documents”) and the exhibits to the registration statement as filed with the Commission (such registration statement as amended at the time it most recently became effective being herein referred to collectively as the “Registration Statement”), as well as the base prospectus included in the Registration Statement dated January 15, 2025 (the “Base Prospectus”);

(f)
the prospectus supplement dated February 28, 2025 filed pursuant to Rule 424 of the Rules and Regulations (such prospectus supplement, together with the Base Prospectus, herein referred to collectively as the “Prospectus”);

(g)
resolutions adopted at a meeting of the Board of Directors of the Company on November 21, 2024, resolutions adopted by unanimous written consent by the Board of Directors on February 27, 2025, and resolutions adopted by unanimous written consent of the Pricing Committee of the Board of Directors on February 28, 2025;

(h)	a certificate dated the date hereof (the “Opinion Support Certificate”) executed by the Chief Financial Officer of the Company; and
(i)	the certificates and documents delivered pursuant to the SPA and Purchase Agent Agreement (items (a) through (i) are referred to herein collectively as the “Documents”).
In examining the Documents, we have assumed the genuineness of all signatures, the completeness of all Documents reviewed by us, the legal capacity of all natural persons, the authenticity of Documents purporting to be originals and the conformity to originals of all Documents submitted to us as copies. As to questions of fact material to our opinion, we have relied (without investigation) upon the representations and warranties of the Company in the Documents, and certificates and written statements of directors and officers of the Company and of certain public officials. We have assumed that any certificate or written statement dated prior to the date hereof remains true as of the date hereof. We have also assumed that the SPA and the Purchase Agent Agreement have been duly authorized, executed and delivered by, and constitute the legal and valid obligation of, each party thereto (other than the Company) and are enforceable against each such party (other than the Company) in accordance with their terms. We have also assumed that all representations, warranties, statements and information contained in the Documents are accurate and complete, there has been no oral or written modification of or amendment to any of the Documents and there has been no waiver of any provision of any of the Documents, by actions or omissions of the parties or otherwise. We have also assumed that: (a) the parties to the SPA and the Purchase Agent Agreement (other than the Company) are duly organized, validly existing and in good standing with full power and authority to enter into, execute, deliver and perform the Documents and their respective obligations thereunder; (b) each party to the SPA and the Purchase Agent Agreement (other than the Company) has complied with all legal requirements pertaining to each of their status as such status relates to their rights to enforce the SPA and the Purchase Agent Agreement against the Company; (c) all certificates of public officials and all websites of governmental agencies are accurate and complete and all official public records and the contents of the websites of all governmental agencies are accurate and complete; (d) there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence; (e) the conduct of the parties to the SPA and the Purchase Agent Agreement has complied with any requirement of good faith, fair dealing and conscionability; (f) all parties (other than the Company) and any agent acting for all parties (other than the Company) in connection with the transactions contemplated by the SPA and the Purchase Agent Agreement have acted in good faith and without notice of any defense against the enforcement of any rights created by, or adverse claim to any property or security interest transferred or created as part of, such transactions; (g) no party will in the future take any discretionary action (including a decision not to act) permitted under the SPA and the Purchase Agent Agreement that would result in a violation of law or constitute a breach or default under any agreement by which it is bound; and (h) all parties to the transactions contemplated by the SPA and the Purchase Agent Agreement will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the SPA and the Purchase Agent Agreement. When an opinion is stated to be “to our knowledge” or other words of similar import appear, the language means only that we have no actual knowledge to the contrary and does not indicate or imply any investigation or inquiry of the Company or others, on our part. For this purpose, “we” means only the attorneys within our firm who have done substantive work on this transaction or this opinion, who are Steve Carman, Steve Barrett and Andrew Spector, after consultation with such other attorneys in the firm as they considered appropriate.
Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief, (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) any provision permitting, upon acceleration of any share or depositary share, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (f) the creation, validity, attachment, perfection, or priority of any lien or security interest, (g) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (h) waivers of broadly or vaguely stated rights, (i) provisions for exclusivity, election or cumulation of rights or remedies, (j) provisions authorizing or validating conclusive or discretionary determinations, (k) grants of setoff rights, (l) proxies, powers and trusts, (m) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, (n) any provision to the extent it requires that a claim with respect to a security denominated in other than U.S. dollars (or a judgment in respect of such a claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides, and (o) the severability, if invalid, of provisions to the foregoing effect.
We express no opinion as to the laws of any jurisdiction other than the federal law of the United States and the applicable laws of the State of New York (except that we express no opinion as to any choice of law provisions thereof). Various matters concerning Maryland law are addressed in the opinion of Venable LLP dated as of the date hereof, which has been separately provided to you. We express no opinion with respect to those matters and to the extent elements of that firm’s opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters. We express no opinion as to local laws which shall include charters, ordinances, administrative opinions and rules and regulations of cities, counties, towns, municipalities and political subdivisions (whether created or enabled through legislative action at the federal, state or regional level). In rendering this opinion, we also have assumed that (a) all statutes, judicial and administrative decisions, and rules and regulations of governmental agencies, constituting federal law and the law of the State of New York, are generally available (i.e., in terms of access and distribution following publication or other release) to practicing lawyers, and are in a format that makes the legal research reasonably feasible; (b) the constitutionality or validity of a relevant statute, rule, regulation or agency action is not in issue unless a reported decision in the applicable jurisdiction listed in “(a)”, above has specifically addressed but not resolved, or has established, its unconstitutionality or invalidity; and (c) we have assumed that any laws (other than the federal laws of the United State of America and the applicable laws of the State of New York) that may apply to the Company are the same as the laws of the State of New York.
Based upon and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that:
(i)	The Warrants constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, under applicable laws of the State of New York.
The foregoing opinions are subject to the following qualifications:
(i)	We express no opinion as to compliance with any state securities laws or regulations.
(ii)
The opinions expressed herein relate only to laws that are specifically referred to in this opinion and which laws in our experience, are normally directly applicable to transactions of the type provided for in the SPA and the Purchase Agent Agreement.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K (the “Current Report”), which is incorporated by reference in the Registration Statement.  We hereby consent to the filing of this opinion as an exhibit to the Current Report and the said incorporation by reference and to the use of the name of our firm therein.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.
This opinion is limited to the matters specifically stated in this letter, and no further opinion is to be implied or may be inferred beyond the opinions specifically stated herein.
This opinion is given to you as of the date hereof and we assume no obligation to advise you of any change which may hereafter be brought to our attention.
Very truly yours,

HUSCH BLACKWELL LLP

/s/ Husch Blackwell LLP